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                                                                EXHIBIT 10(a)(6)

                         CORE MOLDING TECHNOLOGIES, INC

                            UNSECURED PROMISSORY NOTE
                                 ---------------

$200,000.00                                                   December 29, 2003


       FOR VALUE RECEIVED, Core Molding Technologies, Inc. (f/n/a Core Materials Corporation), a Delaware corporation (hereinafter referred to as the "Company"), hereby promises to pay to the order of International Truck & Engine Corporation (f/n/a Navistar International Transportation Corporation), a Delaware corporation (hereinafter referred to "International," which term shall include any subsequent holder hereof), the principal amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00), together with interest thereon calculated from the date hereof in accordance with the provisions of this Unsecured Promissory Note (this "Note").

       This Note is being issued in connection with the payoff of that certain secured promissory note executed by the Company and delivered to International on December 31, 1996, as thereby amended from time to time.

1. PAYMENTS OF PRINCIPAL AND INTEREST.

   (A) PRINCIPAL PAYMENT. The Company shall pay the entire principal balance of this Note on December 31, 2004.

   (B) INTEREST. Except as otherwise expressly provided herein, interest shall accrue at the rate of eight percent (8.0%) per annum, (computed on the basis of a 360-day year and the actual number of days elapsed in any year) on the unpaid principal amount of this Note outstanding from time to time from and including the date hereof until the date paid, or (if less) at the highest rate then permitted under applicable law. The Company shall pay to International all accrued interest on this Note on December 31, 2004.

2. PREPAYMENTS.

   The Company may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal amount of this Note, provided that the Company has first paid all accrued interest on this Note.

3.  MISCELLANEOUS

   Payments of any amount required hereunder shall be made in lawful money of the United States or, as Noteholder, in his sole and absolute discretion, may accept. All payments of any amount required hereunder shall be credited first against collection of costs, if any, thereafter against accrued but unpaid late charges, if any, thereafter against accrued but unpaid interest, if any, and thereafter against the unpaid balance of the principal amount.

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   The Company agrees to pay Noteholder all costs and expenses, including reasonable attorneys' fees, paid or incurred by Noteholder in connection with the collection or enforcement of this Note.
   This Note shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of Illinois. Any action to enforce payment of this note shall be filed and heard solely in Dupage County, Illinois.


   IN WITNESS WHEREOF, this instrument is executed as of the day and year first above written.


                           CORE MOLDING TECHNOLOGIES, INC



                           By: /s/Herman F. Dick, Jr.
                               ----------------------
                               Herman F. Dick, Jr.
                               Treasurer and Chief Financial Officer




Accepted and agreed to
this 29th day of December, 2003



INTERNATIONAL TRUCK & ENGINE CORPORATION



By: /s/ T. M. Endsley
    -----------------
     Name:  Terry M. Endsley
            ----------------
     Title:  Vice President & Treasurer
             --------------------------



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